Exhibit 11
                   COMPAQ COMPUTER CORPORATION
           STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                       Quarter ended
                                                         March 31,
In millions, except per share amounts                1995       1994
- ---------------------------------------------------------------------

Primary earnings per share:

Shares used in computing earnings per share:
 Weighted average number of shares outstanding       261.4      255.3
 Incremental shares attributed
  to outstanding options                               9.5       11.1
                                                     -----      -----
                                                     270.9      266.4
                                                     =====      =====
Earnings:
 Net income                                          $ 216      $ 213
                                                     =====      =====

Earnings per common and common equivalent share      $0.80      $0.80
                                                     =====      =====

Earnings per share - assuming full dilution:-

Shares used in computing earnings per share:
 Weighted average number of shares outstanding       261.4      255.3
 Incremental shares attributed to
  outstanding options                                  9.5       11.7
                                                     -----      -----
                                                     270.9      267.0
                                                     =====      =====
Earnings:
 Net income                                          $ 216      $ 213
                                                     =====      =====

Earnings per common and common equivalent share      $0.80      $0.80
                                                     =====      =====